BAKER TILLY

Baker Tilly Virchow Krause, LLP
225 S Sixth St, Ste 2300
Minneapolis, MN 55402-4661
tel 612 876 4500
fax 612 238 8900
bakertilly.com

Mr. Marc Agar
Audit Committee Chairperson

Mr. M.G. Kaminski
Chief Executive Officer
Talon Real Estate Holding Corp.
5500 Wayzata Boulevard, Suite 1070
Minneapolis, MN 55416

Dear Messrs. Agar and Kaminski:

After careful consideration, we have decided that we will be unable to continue as your independent registered accountants. This termination is effective November 20, 2017.

In accordance with Regulation S-K 229.304, we confirm the following:

- We have resigned as your independent registered public accounting firm.

- Our accountants' reports for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion, however, those reports were modified as to uncertainty about the company's ability to continue as a going concern.

- During the fiscal years ended December 31, 2015 and 2014 and subsequent interim periods ending March 31, 2016, June 30, 2016 and September 30, 2016 preceding our resignation, there were no disagreements with you on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. We have not completed any audits of annual periods or performed any reviews of interim or annual periods as of any date or for any periods subsequent to September 30, 2016.

- Prior to the date of this letter, we advised management and members of the audit committee of the company of a material weakness in the Company's internal control over financial reporting related to the Company's ability to execute a timely and accurate close of its 2016 financial statements and a material weakness related to the Company's failure to follow policies and procedures related to timely communication, monitoring and approvals of material contracts and agreements, indebtedness, commitments and contingencies, and related party transactions for timely evaluation and disclosure in the Company's financial statements.

We appreciate your business over these several years and wish you success. Upon payment in full of our outstanding invoices, we will work with you and your successor registered accountants on transition matters.

Sincerely,

Baker Tilly Virchow Krause LLP

Baker Tilly Virchow Krause, LLP